Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

DISNEY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2008 and 2007	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2008	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2008	12

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

the Disney Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) at December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

June 23, 2009

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2008	2007
Assets
Investments in Master Trust at fair value:
Disney Common Stock Fund	$494,517	$749,573
Citadel Common Stock Fund	228	3,505
Fidelity Growth & Income Portfolio Fund	—	241,522
Fidelity Institutional Money Market Fund	298,486	235,573
Fidelity Capital Appreciation Fund	198,455	352,526
Fidelity Asset Manager Fund	—	87,018
Fidelity Diversified International Fund	135,934	261,989
Fidelity Freedom Income Fund	3,260	2,352
Fidelity Freedom 2000 Fund	2,037	699
Fidelity Freedom 2005 Fund	2,880	1,280
Fidelity Freedom 2010 Fund	15,689	10,254
Fidelity Freedom 2015 Fund	27,336	16,819
Fidelity Freedom 2020 Fund	26,272	14,967
Fidelity Freedom 2025 Fund	23,302	15,946
Fidelity Freedom 2030 Fund	17,451	12,324
Fidelity Freedom 2035 Fund	12,825	8,938
Fidelity Freedom 2040 Fund	11,402	11,081
Fidelity Freedom 2045 Fund	2,107	745
Fidelity Freedom 2050 Fund	1,698	1,522
Fidelity US Equity Index Commingled Pool – Class 1	161,739	57,462
PIMCO Total Return Fund – Institutional Class	206,248	140,217
Baron Growth Fund	43,162	70,944
Ariel Appreciation Fund	—	37,598
Sequoia Fund	178,224	245,723
Calamos Growth Fund – Institutional Class	71,432	133,228
Vanguard Mid-Cap Index Fund – Institutional Class	52,249	57,734
Royce Low Priced Stock Fund – Investment Class	27,309	39,876
Tamarack Enterprise Fund – Institutional Share	16,822	32,194
Participant loans	33,836	30,813

Total investments	2,064,900	2,874,422

Receivables:
Participant contributions	1,666	4
Employer contributions	2,966	1,882
Interest and dividend income	7,523	8,048

Total receivables	12,155	9,934

Net assets available for benefits	$2,077,055	$2,884,356

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2008
Plan’s interest in Master Trust’s investment income (loss):
Dividends	$64,466
Interest	2,422
Net depreciation in fair value of investments (Note 3)	(936,353)

(869,465)

Contributions:
Participant	196,326
Employer	42,666

238,992

Deductions from net assets attributed to:
Benefits paid to participants	176,658
Administrative expenses (Note 5)	170

176,828

Net decrease	(807,301)

Net assets available for benefits:
Beginning of year	2,884,356

End of year	$2,077,055

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1.	Description of the Plan

General

The Walt Disney Company (the “Company”) adopted the Disney Salaried Savings and Investment Plan (the “Plan”) effective as of May 1, 1984. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended. In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (“ESOP”) that provides employees the opportunity to participate in the performance, both positive and negative, of common stock of The Walt Disney Company. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Effective February 2, 2007, the name of the Plan changed to Disney Savings and Investment Plan.

Mergers into the Plan

On September 22, 2006, the Committee approved the merger of the ABC, Inc. Savings & Investment Plan into the Plan. The merger was effective February 2, 2007, and total net assets transferred to the Plan were $1,378,580,910.

Administration of the Plan

The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries participating in the Plan. Eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of employment, Company matching contributions begin.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the eligibility service requirement.

Contributions

Participants are permitted to contribute in whole percentages, up to 20 percent of the base compensation on a pre-tax basis, through weekly payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any plan year, cannot exceed the limits provided under Section 415 of the Code.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Contributions (continued)

The Plan no longer accepts voluntary post-tax contributions. However, any voluntary post-tax contributions made prior to this change remain in the Plan until withdrawn by the participant.

The Company currently contributes as a matching amount the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions. Participants may pre-elect investment of the Company’s matching contributions in any of the available Plan investment funds, or any combination of funds.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting

Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments

Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investments of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants’ account balances under $1,000 are automatically distributed, less 20 percent for federal tax withholding, within 60 days following the participant’s termination date (or on a future date at which the present value of the account balance should fall below $1,000), unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee, or its delegate, determines that the reason for the hardship complies with applicable requirements under the Code and the Plan. A participant may withdraw his or her post-tax contributions twice each Plan year. The minimum amount of each post-tax contribution withdrawal is $250.

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1.	Description of the Plan (continued)

Loans (continued)

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principle residence of the participant. The interest rate on loans is determined monthly based on the Prime rate plus one percent. Loan payments, including interest, are credited to the participants account.

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks, which can include increases in defaults and credit rating downgrades. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statement of Net Assets Available for Benefits and amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Disney 401(k) Master Trust (the “Master Trust”). Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Disney Common Stock Fund is valued at the year end unit closing price (defined as the year end quoted market price of common stock plus uninvested cash). Participant loans are valued at their outstanding balances, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

2.	Summary of Significant Accounting Policies (continued)

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

3.	Investments

The following are the Plan’s share of investments within the Master Trust that represent 5 percent or more of the Plan’s net assets at December 31 (in thousands):

	2008	2007
Disney Common Stock Fund	$494,517	$749,573
Fidelity Growth & Income Portfolio Fund	*	241,522
Fidelity Institutional Money Market Fund	298,486	235,573
Fidelity Capital Appreciation Fund	198,455	352,526
Fidelity Diversified International Fund	135,934	261,989
Fidelity US Equity Index Commingled Pool – Class 1	161,739	*
PIMCO Total Return Fund – Institutional Class	206,248	*
Sequoia Fund	178,224	245,723

*	This fund was under 5% of the Plan’s net assets for the year.

During 2008, the Plan’s share of investments within the Master Trust depreciated in value as follows (in thousands):

Disney Common Stock Fund	$(209,664)
Citadel Common Stock Fund	(2,992)
Shares of registered investment companies	(660,759)
Shares of common/collective trust fund	(62,938)

$(936,353)

4.	Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service dated June 30, 2005, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company intends to file for a new determination letter in the future in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2005-66. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

5.	Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $170,518 for the year ended December 31, 2008. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $168,254 of administrative expenses on behalf of the Plan for the year ended December 31, 2008. Participant loans are considered party-in-interest transactions. The Plan also offers the Disney Common Stock Fund investment option, which is designed for investment in common stock of the Company. All of the above transactions qualify as exempt party-in-interest transactions.

6.	Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Hourly Savings and Investment Plan, which is a defined contribution plan sponsored by the Company. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 97% at December 31, 2008 and 2007. Investment income of the Master Trust for the year ended December 31, 2008 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2008, the Master Trust’s purchases and sales of The Walt Disney Company common stock were $165,976,695 and $205,866,076, respectively.

Investments held by the Master Trust are as follows (in thousands):

	December 31,
	2008	2007
Investments, at fair value:
Disney Common Stock Fund	$508,262	$766,862
Citadel Common Stock Fund	233	3,580
Shares of registered investment companies	1,115,808	1,849,704
Shares of money market fund	308,993	242,277
Shares of common/collective trust fund	165,535	59,750

Total	$2,098,831	$2,922,173

The investment income (loss) of the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2008
Investment income (loss):
Interest and dividends	$67,184
Net depreciation in fair value of investments	(965,357)

Total	$(898,173)

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

6.	Investment in Disney 401(k) Master Trust (continued)

The net depreciation in the fair value of the investments held by the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2008
Net depreciation:
Disney Common Stock Fund	$(215,150)
Citadel Common Stock Fund	(3,056)
Shares of registered investment companies	(682,620)
Shares of common/collective trust fund	(64,531)

Total	$(965,357)

On June 12, 2007, the ABC Radio business was spun off from The Walt Disney Company and then merged with Citadel Broadcasting Corporation (“Citadel”). Under the terms of the merger agreement, each Disney stockholder received 0.0768 shares of Citadel common stock for each share of Disney common stock held as of June 6, 2007, the record date of the transaction. After the merger, the Citadel Common Stock Fund was added as a new investment fund to the Plan. The shares of Citadel common stock that were received by the Plan are included in the Citadel Common Stock Fund. Plan participants are not permitted to transfer any funds from other investment options or add any future payroll or Company matching contributions to the Citadel Common Stock Fund.

7.	Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. The Plan adopted SFAS 157 effective as of January 1, 2008.

SFAS 157 defines fair value as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and requires that assets and liabilities carried at fair value are classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7.	Fair Value Measurements (continued)

The Master Trust’s assets measured at fair value on a recurring basis are summarized in the following table by the type of inputs applicable to the fair value measurements (in thousands):

	Fair Value Measurement at December 31, 2008
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Investments held by Master Trust:
Disney Common Stock Fund	$508,262	$—	$508,262
Citadel Common Stock Fund	233	—	233
Shares of registered investment companies	1,115,808	—	1,115,808
Shares of money market fund	308,993	—	308,993
Shares of common/collective trust fund	—	165,535	165,535

Total of investments held by Master Trust	$1,933,296	$165,535	$2,098,831

The fair values of Level 1 investments are determined based on publicly quoted market prices in active markets. The fair values of Level 2 investments are determined by using the daily net asset value of shares held in the common/collective trust fund which contains investments valued based on quoted prices in active markets for identical securities or based on values determined using other significant observable inputs.

At December 31, 2008, the Plan held participant loans of $33,836,336, which were measured and classified as Level 3. The participant loans are valued at their outstanding receivable balances from the participant, which approximates fair value.

A reconciliation of the participant loan balances from January 1, 2008 to December 31, 2008 follows (in thousands):

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
Participant Loans:
Beginning balance at January 1, 2008	$30,813
New loans to participants	18,174
Loan repayments	(15,175)
Interest received on participant loans	24

Ending balance at December 31, 2008	$33,836

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

8.	Subsequent Events

Effective January 1, 2009, employees will be able to contribute up to 50% of eligible pay to the Plan (increased from 20%), up to the annual IRS contribution limits.

On May 16, 2008, the Committee approved a Roth 401(k) contribution option, which allows participants to contribute to the Plan on an after-tax basis. Roth 401(k) contributions and related earnings are withdrawn tax-free at retirement. This option will be available to participants effective October 1, 2009.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2008

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value
*	Participant loans	Loans mature between January 2009 and February 2018 with interest rates that range From 5.0% to 10.5%.	$33,836,336

*	A party-in-interest for which a statutory exemption exists.